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March 12, 1998


R.R. Donnelley & Sons Company
77 West Wacker Drive
Chicago, Illinois 60601

Ladies and Gentlemen:

This letter will confirm our understanding that Metromail Corporation (the "Company") and Great Universal Stores P.L.C. ("GUS"), and a wholly-owned subsidiary of GUS ("Sub"), concurrently herewith are entering into an agreement and plan of merger dated as of March 12, 1998 (the "Merger Agreement") by which GUS and Sub will make a cash tender offer (the "Offer") for all outstanding shares of common stock of the Company at a $31.50 price per share, and as a condition to entering into the Merger Agreement GUS and Sub require that the letter agreement dated February 24, 1997 (the "Letter Agreement") between the Company and you be terminated effective as of the Closing (as defined in the Stock Purchase Agreement dated March 12, 1998 between GUS and you). By your execution below, you therefore agree with us that the Letter Agreement will be terminated effective as of the Closing. Should the Closing not occur on or before September 30, 1998 then the Letter Agreement shall remain in full force and effect.

Very truly yours,

METROMAIL CORPORATION



By: /s/ Barton Faber
   -------------------------
Name: Barton Faber
     -----------------------
Title: Chairman, President and Chief Executive Officer
      ------------------------------------------------



                                        Agreed to and accepted this 12th day of
                                        March 1998:

                                        R.R. DONNELLEY & SONS COMPANY


                                        By: /s/ Cheryl A. Francis
                                          ---------------------------
                                        Name: Cheryl A. Francis
                                        Title: Executive Vice President & Chief
                                               Financial Officer